AGREEMENT AMONG JOINT INSUREDS
                         ------------------------------

         Agreement made as of March 9, 2006, by and among Pax World Management Corp. (the "Adviser") and Pax World Balanced Fund, Inc., Pax World Growth Fund, Inc., Pax World High Yield Fund, Inc. and Pax World Money Market Fund, Inc. (each a "Fund" and collectively the "Funds") (the Adviser and the Funds are collectively referred to as the "Insureds").

         WHEREAS, the Insureds are jointly insured against specified fidelity risks under an Investment Company Blanket Bond (the "Bond");

         WHEREAS, the Insureds desire to enter into this Agreement to meet the requirements of Rule 17g-1 under the Investment Company Act of 1940, as amended (the "1940 Act") and to provide for an allocation of the proceeds of the Bond;

         NOW, THEREFORE, in consideration of the mutual covenants set forth below, the Insureds agree as follows:

1. In the event a recovery is obtained pursuant to the Bond as a result of a loss sustained by one or more Insureds, each insured shall recieved an equitable and proportionate share of such recovery, but in any event each Fund will receive an amount at least equal to the amount that each Fund would have received had it provided and maintained a single insured bond with the minimum coverage required by Rule 17g-1(d)(1) under the 1940 Act.

2. In the event that an insurer asserts that a claim by the Adviser under the Bond has the effect of reducing the maximum limit of liability under the Bond, the Adviser agrees to reduce its claim against such insurer under the Bond to the extent required so that any Fund claimant shall receive an amount at least equal to the full amount of its claim or the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1(d)(1) under the 1940 Act.

3. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one and the same instrument.

4. This Agreement may be modified or amended from time to time by mutual written agreement of the Insureds. This Agreement shall remain in effect for as long as two or more of the Insureds are insured under the terms of the Bond. Any Insured shall, however, have the right to terminate, at any time, its participation in the Bond and in this Agreement, provided that any losses incurred prior to such termination shall be governed by the provisions of this Agreement. The amount of any return of premium to which such Insured shall be entitled as a result of such termination will be limited to the amount actually obtained by the underwriter of the Bond.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year above written.


                                             Pax World Management Corp.

                                               By: /s/Janet L. Spates
                                                   ------------------
                                                      Janet L. Spates
                                                      Treasurer


                                             Pax World Balanced Funds, Inc.

                                              By: /s/Janet L. Spates
                                                   ------------------
                                                      Janet L. Spates
                                                      Treasurer



                                             Pax World Growth Fund, Inc.

                                              By: /s/Janet L. Spates
                                                   ------------------
                                                      Janet L. Spates
                                                      Treasurer


                                             Pax World High Yield Fund, Inc.

                                              By: /s/Janet L. Spates
                                                   ------------------
                                                      Janet L. Spates
                                                      Treasurer



                                             Pax World Money Market Fund, Inc.


                                              By: /s/Rosanne Holtzers
                                                   ------------------
                                                     Rosanne Holtzer
                                                     Assistant Treasurer